Exhibit 99.2

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact:	For Release: 1:00 p.m. January 28, 2009
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 3

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES

FOURTH QUARTER 2008 CASH DISTRIBUTION

PHILADELPHIA, January 28, 2009 - Sunoco Logistics Partners L.P. (NYSE: SXL), announced that Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the fourth quarter of 2008 of $0.99 per common partnership unit ($3.96 annualized) payable February 13, 2009 to unit holders of record on February 9, 2009.

This represents the twenty-second distribution increase in the last twenty-three quarters. The distribution rate is 13.8% higher than the fourth quarter of 2007 distribution of $0.87 per unit and represents a 2.6% increase over the third quarter distribution of $0.965 per unit.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 2,300 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.7 million shell barrels of refined products terminal capacity and 24.0 million shell barrels of crude oil terminal capacity (including approximately 17.1 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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